EXHIBIT 99.1
Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Johnny Was Reports Fourth Quarter and Full-Year Fiscal 2024 Results
ATLANTA, March 27, 2025 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fourth quarter and full fiscal year 2024 ended February 1, 2025 and initiated guidance for the first quarter and full fiscal year 2025.
Consolidated net sales in the 13-week fourth quarter of fiscal 2024 were $391 million compared to $404 million in the 14-week fourth quarter of fiscal 2023. Diluted earnings per share (EPS) on a GAAP basis was $1.13 compared to a loss per share of $3.85 in the fourth quarter of fiscal 2023. On an adjusted basis, EPS was $1.37 compared to $1.90 in the fourth quarter of fiscal 2023.
Consolidated net sales for the 52-week fiscal 2024 year decreased 3% to $1.52 billion compared to $1.57 billion in the 53-week fiscal 2023 year. EPS was $5.87 compared to $3.82 in fiscal 2023. Fiscal 2023 results included noncash impairment charges totaling $114 million, or $5.32 per share primarily associated with the Johnny Was reporting unit. On an adjusted basis, EPS was to $6.68 in fiscal 2024 compared to $10.15 in fiscal 2023.
Tom Chubb, Chairman and CEO, commented, “We are pleased to report fourth quarter net sales and adjusted earnings per share that were near the top end of our guidance ranges. Our results were driven by a successful holiday season as our consumer showed up to buy their loved ones and friends the gifts that they really wanted from the brands that they love. Following a strong finish to calendar year 2024, trends moderated in January as there was less of a reason to shop, a pattern we’ve witnessed for the past several quarters, as well as a deterioration in consumer sentiment that also weighed on demand.”
Mr. Chubb concluded, “We believe the challenging trends experienced in January that accelerated into February are likely an indicator of what we can expect in the first half of fiscal 2025. We also believe the strong occasion driven performance experienced during the holiday season in the fourth quarter of fiscal 2024 will continue for key events in fiscal 2025 including Easter, Mother's Day, Father's Day and the summer holidays. In the times between these major selling periods, we expect the consumer to be more hesitant to shop given the current uncertainty in the marketplace. In response to this backdrop, each of our brands has developed plans with a sharp focus on building on the core of what makes it great. We are confident that our business model will guide us through this period of uncertainty and drive profitable growth and long-term shareholder value well into the future. We could not do this without our exceptional team of people, to whom we extend our sincere gratitude.”

Fiscal 2024 versus Fiscal 2023

Net Sales by Operating Group	Fourth Quarter			Fiscal Year
($ in millions)	2024	2023	% Change	2024	2023	% Change
Tommy Bahama	$237.6	$243.8	(3%)	$869.6	$898.8	(3%)
Lilly Pulitzer	74.0	78.4	(6%)	323.9	343.5	(6%)
Johnny Was	47.4	52.2	(9%)	195.0	202.9	(4%)
Emerging Brands	31.6	30.1	5%	128.4	126.8	1%
Other	(0.1)	(0.1)	NM	(0.3)	(0.5)	NM
Total Company	$390.5	$404.4	(3%)	$1,516.6	$1,571.5	(3%)
•For the full fiscal year 2024, consolidated net sales of $1.52 billion decreased 3% compared to sales of $1.57 billion in the prior year. Fourth quarter consolidated net sales decreased 3% over the prior year to $391 million. The net sales decrease includes the following in each of our distribution channels.
◦For the full fiscal year 2024, full-price DTC sales of $1.0 billion decreased 3% versus fiscal 2023. For the fourth quarter, full-price DTC sales of $282 million in fiscal 2024 decreased 1% versus the prior year fourth quarter.
▪Full-price retail sales of $524 million decreased 2% for the year. For the fourth quarter, full-price retail sales of $136 million decreased 1%;
▪E-commerce sales of $519 million decreased 4% for the year. For the fourth quarter, e-commerce sales of $145 million decreased 1%;
◦Outlet sales of $75 million increased 3% for the year. For the fourth quarter, outlet sales were flat.
◦Food and beverage sales grew 1% for the year. For the fourth quarter, food and beverage sales decreased 7%.
◦Wholesale sales of $281 million decreased 10% for the year. For the fourth quarter, wholesale sales of $61 million decreased 13%.
•Gross margin was 62.9% on a GAAP basis and 63.2% on an adjusted basis for the full fiscal year 2024 compared to 63.4% on a GAAP basis and 64.0% on an adjusted basis in the prior year. For the fourth quarter of fiscal 2024, gross margin was 60.6% on a GAAP basis and 60.8% on an adjusted basis compared to 60.9% on a GAAP basis and 61.7% on an adjusted basis in the prior year. The decreased gross margin for both the fourth quarter and year was primarily due to full-price retail and e-commerce sales representing a lower proportion of net sales at Tommy Bahama, Lilly Pulitzer and Johnny Was with more sales occurring during promotional and clearance events.
•SG&A was $855 million for the full fiscal year 2024 compared to $821 million in the prior year. On an adjusted basis, SG&A was $841 million compared to $807 million in the prior year. For the fourth quarter, SG&A was $220 million compared to $218 million in the prior year. On an adjusted basis, SG&A was $216 million compared to $214 million in the prior year. The increase in SG&A for the full fiscal year 2024 was primarily driven by:
◦The annualization of expenses related to the 23 net new stores opened in fiscal 2023 and the 30 net new store openings during fiscal 2024, including three Tommy Bahama Marlin Bars;
◦Pre-opening expenses related to five Tommy Bahama Marlin Bars, three of which opened in Fiscal 2024 and two that opened last week; and
◦The addition of Jack Rogers.
•Full-year operating income was $119 million in fiscal 2024, compared to $81 million in fiscal 2023. On an adjusted basis, full-year operating income was $136 million compared to $216 million in fiscal 2023. For the fourth quarter of fiscal 2024, on a GAAP basis, operating income was $20 million compared to an operating loss of $81 million in the prior year, while adjusted operating income was $25 million in fiscal 2024 and $39 million in fiscal 2023.
•Interest expense decreased to $2 million from $6 million in the prior year period primarily due to lower average outstanding debt during fiscal 2024 than the prior year.
•The effective tax rate for fiscal 2024 was 20% compared to 19% for fiscal 2023, both of which are lower than a typical effective tax rate of 25%. The effective tax rate for the fourth quarter of fiscal 2024 was 8% compared to 27% for the fourth quarter of fiscal 2023. The effective tax rates for each period included certain favorable discrete items that are not expected to recur in future periods.
Balance Sheet and Liquidity
Inventory increased $8 million, or 5%, on a LIFO basis and increased $11 million, or 5%, on a FIFO basis compared to the end of fiscal 2023 primarily due to the timing of the Chinese New Year and early shipments from Asia. The Company believes that inventory levels in all operating groups are appropriate to support anticipated sales plans.
During fiscal 2024, cash flow from operations was $194 million compared to $244 million in fiscal 2023. The cash flow from operations in fiscal 2024, along with borrowings under our credit facility, provided sufficient cash to fund $134 million of capital expenditures, $43 million of dividends and our working capital needs.
Long-term debt increased by $2 million to $31 million of borrowings outstanding at the end of fiscal 2024 as increased capital expenditures primarily associated with the project to build a new distribution center in Lyons, Georgia, acquisitions of $8 million, payments of dividends and working capital requirements nominally exceeded cash flow from operations. At the end of fiscal 2024, the Company had $9 million of cash and cash equivalents versus $8 million of cash and cash equivalents at the end of fiscal 2023.
Dividend
On March 24, 2025, the Board of Directors declared a quarterly cash dividend of $0.69 per share, or a 3% increase above the previous dividend payment. The dividend is payable on May 2, 2025 to shareholders of record as of the close of business on April 17, 2025. The Company has paid dividends every quarter since it became publicly owned in 1960.
Share Repurchases
The Company initiated, and completed, a $50 million 10b5-1 program in the first quarter of fiscal 2025 under its December 10, 2024 $100 million share repurchase authorization. The Company repurchased 842,000 shares, or approximately 5% of outstanding shares, at an average price of $59.38.
On March 24, 2025, our Board of Directors authorized us to spend up to $100 million to repurchase shares of our stock. This authorization superseded and replaced all previous authorizations to repurchase shares of our stock and has no automatic expiration.
Outlook
The Company initiated sales and EPS guidance for fiscal 2025. The Company expects net sales in a range of $1.49 billion to $1.53 billion compared to net sales of $1.52 billion in fiscal 2024. In fiscal 2025, GAAP EPS is expected to be between $4.21 and $4.61 compared to fiscal 2024 GAAP EPS of $5.87. Adjusted EPS is expected to be between $4.60 and $5.00, compared to fiscal 2024 adjusted EPS of $6.68. Fiscal 2025 EPS figures include a return to a normalized effective tax rate of 25% in 2025 that will result in a $0.20 to $0.25 per share negative impact after certain favorable discrete items lowered the tax rate in fiscal 2024. The fiscal 2025 guidance also includes a $9 million to $10 million, or approximately $0.45 to $0.50 per share negative impact from recently enacted, additional tariffs that are currently in effect.
For the first quarter of fiscal 2025, the Company expects net sales to be between $375 million and $395 million compared to net sales of $398 million in the first quarter of fiscal 2024. GAAP EPS is expected to be in a range of $1.61 to $1.81 in the first quarter compared to GAAP EPS of $2.42 in the first quarter of fiscal 2024. Adjusted EPS is expected to be between $1.70 and $1.90 compared to adjusted EPS of $2.66 in the first quarter of fiscal 2024.
The Company anticipates interest expense of $7 million in fiscal 2025, or a $0.20 to $0.25 per share increase, including $2 million in the first quarter of fiscal 2025. We expect higher average debt levels in fiscal 2025 due to capital expenditures primarily associated with completing the new Lyons, Georgia distribution center, opening new stores and the share repurchases executed during the first quarter of fiscal 2025.
Capital expenditures in fiscal 2025 are expected to be approximately $125 million compared to $134 million in fiscal 2024. The decrease is due to reductions in expenditures related to the completion of the new distribution center in Lyons, Georgia along with fewer new store openings. We will also continue with our investments in our various technology systems initiatives, data management and analytics, customer data and insights, cybersecurity, automation (including artificial intelligence) and infrastructure.
Conference Call
The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through April 10, 2025 by dialing (412) 317-6671 access code 13752206.

About Oxford
Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer®, Johnny Was®, Southern Tide®, The Beaufort Bonnet Company®, Duck Head® and Jack Rogers® lifestyle brands. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.
Basis of Presentation
All per share information is presented on a diluted basis.
Non-GAAP Financial Information
The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods. These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted royalties and other operating income, and adjusted operating income, among others.
Management uses these non-GAAP financial measures in making financial, operational, and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others. Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.
Safe Harbor
This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein, in our press releases or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation:
•demand for our products, which may be impacted by macroeconomic factors that may impact consumer discretionary spending and pricing levels for apparel and related products, many of which may be impacted by inflationary pressures, volatile and/or elevated interest rates, concerns about a potential global recession the stability of the banking industry or general economic uncertainty, and the effectiveness of measures to mitigate the impact of these factors;

•possible changes in governmental monetary and fiscal policies, including, but not limited to, Federal Reserve policies in connection with continued inflationary pressures and the impact of the recent elections in the United States;
•competitive conditions and/or evolving consumer shopping patterns, particularly in a highly promotional retail environment;
•acquisition activities (such as the acquisition of Johnny Was), including our ability to integrate key functions, recognize anticipated synergies and minimize related disruptions or distractions to our business as a result of these activities;
•global supply chain constraints that have, and could continue, to affect freight, transit, and other costs;
•changes in trade policies and regulations, including the potential for increases or changes in duties, current and potentially new tariffs or quotas;
•costs and availability of labor and freight deliveries, including our ability to appropriately staff our retail stores and food and beverage locations;
•costs of products as well as the raw materials used in those products, as well as our ability to pass along price increases to consumers;
•energy costs;
•our ability to respond to rapidly changing consumer expectations;
•unseasonal or extreme weather conditions or natural disasters, such as the September and October 2024 hurricanes impacting the Southeastern United States;
•lack of or insufficient insurance coverage;
•the ability of business partners, including suppliers, vendors, wholesale customers, licensees, logistics providers and landlords, to meet their obligations to us and/or continue our business relationship to the same degree as they have historically;
•hiring of, retention of and disciplined execution by key management and other critical personnel;
•cybersecurity breaches and ransomware attacks, as well as our and our third party vendors’ ability to properly collect, use, manage and secure business, consumer and employee data and maintain continuity of our information technology systems;
•the effectiveness of our advertising initiatives in defining, launching and communicating brand-relevant customer experiences;
•the level of our indebtedness, including the risks associated with heightened interest rates on the debt and the potential impact on our ability to operate and expand our business;
•the timing of shipments requested by our wholesale customers;
•fluctuations and volatility in global financial and/or real estate markets;
•our ability to identify and secure suitable locations for new retail store and food and beverage openings;
•the timing and cost of retail store and food and beverage location openings and remodels, technology implementations and other capital expenditures;
•the timing, cost and successful implementation of changes to our distribution network;
•the effectiveness of recent, focused efforts to reassess and realign our operating costs in light of revenue trends, including potential disruptions to our operations as a result of these efforts;
•pandemics or other public health crises;
•expected outcomes of pending or potential litigation and regulatory actions;
•the increased consumer, employee and regulatory focus on sustainability issues and practices, including failures by our suppliers to adhere to our vendor code of conduct;

•the regulation or prohibition of goods sourced, or containing raw materials or components, from certain regions and our ability to evidence compliance;
•access to capital and/or credit markets;
•factors that could affect our consolidated effective tax rate;
•the risk of impairment to goodwill and other intangible assets such as the recent impairment charges incurred in our Johnny Was segment; and
•geopolitical risks, including ongoing challenges between the United States and China and those related to the ongoing war in Ukraine, the Israel-Hamas war and the conflict in the Red Sea region.
Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance.
Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I. Item 1A. Risk Factors contained in our Fiscal 2023 Form 10-K, and those described from time to time in our future reports filed with the SEC. We caution that one should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Brian Smith
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	February 1,	February 3,
	2025	2024
ASSETS
Current Assets
Cash and cash equivalents	$9,470	$7,604
Receivables, net	72,433	63,362
Inventories, net	167,287	159,565
Income tax receivable	5,323	19,549
Prepaid expenses and other current assets	38,269	43,035
Total Current Assets	$292,782	$293,115
Property and equipment, net	272,690	195,137
Intangible assets, net	257,915	262,101
Goodwill	27,383	27,190
Operating lease assets	364,436	263,934
Other assets, net	54,279	32,188
Deferred income taxes	20,320	24,179
Total Assets	1,289,805	1,097,844

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$104,825	$85,545
Accrued compensation	22,309	23,660
Current portion of operating lease liabilities	58,711	64,576
Accrued expenses and other liabilities	62,430	66,863
Total Current Liabilities	$248,275	$240,644
Long-term debt	31,105	29,304
Non-current portion of operating lease liabilities	359,366	243,703
Other non-current liabilities	28,499	23,279
Shareholders’ Equity
Common stock, $1.00 par value per share	15,707	15,629
Additional paid-in capital	190,816	178,567
Retained earnings	419,713	369,453
Accumulated other comprehensive loss	(3,676)	(2,735)
Total Shareholders’ Equity	$622,560	$560,914
Total Liabilities and Shareholders’ Equity	$1,289,805	$1,097,844

Oxford Industries, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Fourth Quarter
	Fiscal 2024	Fiscal 2023	Fiscal 2024	Fiscal 2023
Net sales	$390,505	$404,429	$1,516,601	$1,571,475
Cost of goods sold	153,821	158,121	562,030	575,890
Gross profit	$236,684	$246,308	$954,571	$995,585
SG&A	220,175	217,503	854,849	820,705
Impairment of goodwill, intangible assets and equity method investments		113,611	—	113,611
Royalties and other operating income	3,805	3,353	19,314	19,713
Operating income	$20,314	$(81,453)	$119,036	$80,982
Interest expense, net	895	1,180	2,468	6,036
Earnings before income taxes	$19,419	$(82,633)	$116,568	$74,946
Income tax expense	1,525	(22,563)	23,595	14,243
Net earnings	$17,894	$(60,070)	$92,973	$60,703

Net earnings per share:
Basic	$1.14	$(3.85)	$5.94	$3.89
Diluted	$1.13	$(3.85)	$5.87	$3.82
Weighted average shares outstanding:
Basic	15,703	15,592	15,665	15,590
Diluted	15,834	15,592	15,827	15,906
Dividends declared per share	$0.67	$0.65	$2.68	$2.60

Oxford Industries, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Fiscal 2024	Fiscal 2023
Cash Flows From Operating Activities:
Net earnings	$92,973	$60,703
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation	55,872	49,323
Amortization of intangible assets	12,000	14,743
Impairment of goodwill, intangible assets and equity method investments	—	113,611
Impairment of property and equipment	1,174	584
Equity compensation expense	16,674	14,473
Impairment of operating lease assets	1,303	—
Gain on sale of property and equipment	—	(1,756)
Amortization and write-off of deferred financing costs	385	569
Deferred income taxes	3,825	(23,890)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Receivables, net	(7,654)	(14,994)
Inventories, net	(8,237)	62,507
Income tax receivable	14,225	(109)
Prepaid expenses and other current assets	4,755	(4,931)
Current liabilities	9,523	(28,069)
Other non-current assets, net	(124,199)	(25,220)
Other non-current liabilities	121,413	26,740
Cash provided by operating activities	$194,032	$244,284
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(7,688)	(11,975)
Purchases of property and equipment	(134,231)	(74,098)
Proceeds from the sale of property, plant and equipment	—	2,125
Other investing activities	(1,351)	(33)
Cash used in investing activities	$(143,270)	$(83,981)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(401,580)	(477,350)
Proceeds from revolving credit arrangements	403,381	387,643
Deferred financing costs paid	—	(1,661)
Repurchase of common stock	—	(20,045)
Proceeds from issuance of common stock	1,852	1,911
Repurchase of equity awards for employee tax withholding liabilities	(6,199)	(9,941)
Cash dividends paid	(43,231)	(41,729)
Other financing activities	(2,830)	—
Cash used in financing activities	$(48,607)	$(161,172)
Net change in cash and cash equivalents	2,155	(869)
Effect of foreign currency translation on cash and cash equivalents	(289)	(353)
Cash and cash equivalents at the beginning of year	7,604	8,826
Cash and cash equivalents at the end of period	$9,470	$7,604

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	Fourth Quarter
AS REPORTED	Fiscal 2024	Fiscal 2023	% Change	Fiscal 2024	Fiscal 2023	% Change
Tommy Bahama
Net sales	$237.6	$243.8	(2.5)%	$869.6	$898.8	(3.2)%
Gross profit	$147.0	$154.4	(4.8)%	$548.9	$579.1	(5.2)%
Gross margin	61.9%	63.3%		63.1%	64.4%
Operating income	$33.2	$41.9	(20.6)%	$117.3	$160.5	(27.0)%
Operating margin	14.0%	17.2%		13.5%	17.9%
Lilly Pulitzer
Net sales	$74.0	$78.4	(5.7)%	$323.9	$343.5	(5.7)%
Gross profit	$43.9	$47.7	(7.9)%	$209.0	$226.2	(7.6)%
Gross margin	59.4%	60.9%		64.5%	65.9%
Operating income	$2.6	$6.3	(58.1)%	$39.1	$56.1	(30.3)%
Operating margin	3.5%	8.0%		12.1%	16.3%
Johnny Was
Net sales	$47.4	$52.2	(9.3)%	$195.0	$202.9	(3.9)%
Gross profit	$30.3	$34.3	(11.7)%	$127.1	$137.6	(7.6)%
Gross margin	63.9%	65.6%		65.2%	67.8%
Operating income (loss)	$(3.4)	$(112.0)	97.0%	$(8.8)	$(104.8)	91.6%
Operating margin	(7.1) %	(214.5)%		(4.5) %	(51.6)%
Emerging Brands
Net sales	$31.6	$30.1	5.1%	$128.4	$126.8	1.3%
Gross profit	$16.8	$13.6	23.8%	$73.7	$61.8	19.2%
Gross margin	53.1%	45.1%		57.4%	48.7%
Operating income	$(0.9)	$(3.9)	77.2%	$6.9	$6.7	2.8%
Operating margin	(2.8) %	(13.1)%		5.4%	5.3%
Corporate and Other
Net sales	$(0.1)	$(0.1)	NM	$(0.3)	$(0.5)	NM
Gross profit	$(1.4)	$(3.7)	NM	$(4.1)	$(9.1)	NM
Operating loss	$(11.3)	$(13.6)	NM	$(35.5)	$(37.6)	NM
Consolidated
Net sales	$390.5	$404.4	(3.4)%	$1,516.6	$1,571.5	(3.5)%
Gross profit	$236.7	$246.3	(3.9)%	$954.6	$995.6	(4.1)%
Gross margin	60.6%	60.9%		62.9%	63.4%
SG&A	$220.2	$217.5	1.2%	$854.8	$820.7	4.2%
SG&A as % of net sales	56.4%	53.8%		56.4%	52.2%
Impairment of goodwill, intangible assets and equity method investments	$—	$113.6	100.0%	$—	$113.6	100.0%
Impairment of goodwill, intangible assets and equity method investments as a % of net sales	—%	28.1%		—%	7.2%
Operating income (loss)	$20.3	$(81.5)	124.9%	$119.0	$81.0	47.0%
Operating margin	5.2%	(20.1)%		7.8%	5.2%
Earnings (loss) before income taxes	$19.4	$(82.6)	123.5%	$116.6	$74.9	55.5%
Net earnings (loss)	$17.9	$(60.1)	129.8%	$93.0	$60.7	53.2%
Net earnings (loss) per diluted share	$1.13	$(3.85)	129.3%	$5.87	$3.82	53.9%
Weighted average shares outstanding - diluted	15.8	15.6	1.6%	15.8	15.9	(0.8)%

	Fourth Quarter
ADJUSTMENTS	Fiscal 2024	Fiscal 2023	% Change	Fiscal 2024	Fiscal 2023	% Change
LIFO adjustments(1)	$0.9	$3.3		$3.3	$9.6
Amortization of Johnny Was intangible assets(2)	$2.7	$3.5		$10.9	$13.9
Gain on sale of Merida manufacturing facility(3)	$0.0	$0.0		$0.0	$(1.8)
Johnny Was Distribution Center movement costs(4)	$1.4	$0.0		$3.0	$0.0
Johnny Was impairment charges(5)	$0.0	$111.1		$0.0	$111.1
Impairment of investment in unconsolidated entity(6)	$0.0	$2.5		$0.0	$2.5
Impact of income taxes(7)	$(1.3)	$(30.6)		$(4.4)	$(34.5)
Adjustment to net earnings(8)	$3.7	$89.8		$12.8	$100.8
AS ADJUSTED
Tommy Bahama
Net sales	$237.6	$243.8	(2.5)%	$869.6	$898.8	(3.2)%
Gross profit	$147.0	$154.4	(4.8)%	$548.9	$579.1	(5.2)%
Gross margin	61.9%	63.3%		63.1%	64.4%
Operating income	$33.2	$41.9	(20.6)%	$117.3	$160.5	(27.0)%
Operating margin	14.0%	17.2%		13.5%	17.9%
Lilly Pulitzer
Net sales	$74.0	$78.4	(5.7)%	$323.9	$343.5	(5.7)%
Gross profit	$43.9	$47.7	(7.9)%	$209.0	$226.2	(7.6)%
Gross margin	59.4%	60.9%		64.5%	65.9%
Operating income	$2.6	$6.3	(58.1)%	$39.1	$56.1	(30.3)%
Operating margin	3.5%	8.0%		12.1%	16.3%
Johnny Was
Net sales	$47.4	$52.2	(9.3)%	$195.0	$202.9	(3.9)%
Gross profit	$30.3	$34.3	(11.7)%	$127.1	$137.6	(7.6)%
Gross margin	63.9%	65.6%		65.2%	67.8%
Operating income (loss)	$0.8	$2.6	(69.1)%	$5.2	$20.2	(74.5)%
Operating margin	1.7%	4.9%		2.6%	10.0%
Emerging Brands
Net sales	$31.6	$30.1	5.1%	$128.4	$126.8	1.3%
Gross profit	$16.8	$13.6	23.8%	$73.7	$61.8	19.2%
Gross margin	53.1%	45.1%		57.4%	48.7%
Operating income	$(0.9)	$(1.5)	38.6%	$6.9	$9.2	(24.9)%
Operating margin	(2.8)%	(4.9)%		5.4%	7.2%
Corporate and Other
Net sales	$(0.1)	$(0.1)	NM	$(0.3)	$(0.5)	NM
Gross profit	$(0.5)	$(0.3)	NM	$(0.8)	$0.5	NM
Operating loss	$(10.4)	$(10.3)	NM	$(32.2)	$(29.8)	NM
Consolidated
Net sales	$390.5	$404.4	(3.4)%	$1,516.6	$1,571.5	(3.5)%
Gross profit	$237.5	$249.6	(4.8)%	$957.9	$1,005.2	(4.7)%
Gross margin	60.8%	61.7%		63.2%	64.0%
SG&A	$216.0	$214.0	0.9%	$840.9	$806.9	4.2%
SG&A as % of net sales	55.3%	52.9%		55.4%	51.3%
Operating income (loss)	$25.3	$38.9	(35.0)%	$136.3	$216.3	(37.0)%
Operating margin	6.5%	9.6%		9.0%	13.8%
Earnings (loss) before income taxes	$24.4	$37.8	(35.3)%	$133.8	$210.3	(36.4)%
Net earnings (loss)	$21.6	$29.7	(27.1)%	$105.8	$161.5	(34.5)%
Net earnings (loss) per diluted share	$1.37	$1.90	(28.2)%	$6.68	$10.15	(34.2)%

	Fourth Quarter	Fourth Quarter	Fourth Quarter
	Fiscal 2024	Fiscal 2024	Fiscal 2023	Fiscal 2024	Fiscal 2023
	Actual	Guidance(9)	Actual	Actual	Actual
Net earnings (loss) per diluted share:
GAAP basis	$1.13	$1.02 - 1.22	$(3.85)	$5.87	$3.82
Johnny Was impairment charges(5)(10)	0.00	0.00	5.31	0.00	5.21
LIFO adjustments(1)(10)	0.04	0.00	0.16	0.16	0.45
Amortization of Johnny Was intangible assets(2)(10)	0.13	0.13	0.17	0.51	0.65
Gain on sale of Merida manufacturing facility(3)(10)	0.00	0.00	0.00	0.00	(0.08)
Johnny Was distribution center relocation costs(4)(10)	0.07	0.03	0.00	0.14	0.00
Impairment of investment in unconsolidated entity(6)(10)	0.00	0.00	0.12	0.00	0.12
As adjusted(8)	$1.37	$1.18 - 1.38	$1.90	$6.68	$10.15

	First Quarter	First Quarter
	Fiscal 2025	Fiscal 2024
	Guidance(12)	Actual
Net earnings per diluted share:
GAAP basis	$1.61 - 1.81	$2.42
LIFO adjustments(11)	0.00	0.11
Amortization of Johnny Was intangible assets(2(10)	0.09	0.13
As adjusted(8)	$1.70 -1.90	$2.66

	Fiscal 2025	Fiscal 2024
	Guidance(12)	Actual
Net earnings per diluted share:
GAAP basis	$4.21 - 4.61	$5.87
LIFO adjustments(11)	0.00	0.16
Amortization of Johnny Was intangible assets(2)(10)	0.39	0.51
Johnny Was distribution center relocation costs(4)(10)	0.00	0.14
As adjusted(8)	$4.60 - 5.00	$6.68

(1)LIFO adjustments represents the impact of LIFO accounting adjustments. These adjustments are included in cost of goods sold in Corporate and Other.
(2)Amortization of Johnny Was intangible assets represents the amortization related to intangible assets acquired as part of the Johnny Was acquisition. These charges are included in SG&A in Johnny Was.
(3)Gain on sale of Merida manufacturing facility represents the gain on sale of Oxford's last owned manufacturing facility, which was located in Merida, Mexico and previously operated by the Lanier Apparel operating group. The gain is included in royalties and other operating income in Corporate and Other in Fiscal 2023.
(4)Johnny Was distribution center relocation costs relate to the transition of Johnny Was distribution center operations from Los Angeles, California to Lyons, Georgia including systems integrations, employee bonuses and severance agreements, moving costs and occupancy expenses related to the vacated distribution centers. These charges are included in SG&A in Johnny Was.
(5) Johnny Was impairment charges represent the impact of the impairment of the Johnny Was goodwill and intangible asset balances, net of income taxes, on net earnings per share in Fiscal 2023.
(6) Impairment of investment in unconsolidated entity represents the impact, net of income taxes, on net earnings per share relating to the impairment of the ownership interest in an unconsolidated entity in Fiscal 2023.
(7)Impact of income taxes represents the estimated tax impact of the above adjustments based on the estimated applicable tax rate on current year earnings.
(8)Amounts in columns may not add due to rounding.
(9)Guidance as issued on December 11, 2024.
(10)Adjustments shown net of income taxes.
(11)No estimate for LIFO accounting adjustments is reflected in the guidance for any future periods.
(12) Guidance as issued on March 27, 2025.

	Direct to Consumer Location Count
	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2023
Tommy Bahama
Full-price retail store	103	101	102	102
Retail-food & beverage	21	22	21	22
Outlet	33	33	34	34
Total Tommy Bahama	157	156	157	158
Lilly Pulitzer full-price retail store	59	59	61	60
Johnny Was
Full-price retail store	65	67	71	72
Outlet	2	2	2	3
Total Johnny Was	67	69	73	75
Emerging Brands
Southern Tide full-price retail store	9	13	15	19
TBBC full-price retail store	3	3	3	3
Total Oxford	295	300	309	315

Fiscal 2024
Tommy Bahama
Full-price retail store	102	103	106	106
Retail-food & beverage	23	23	25	24
Outlet	35	36	37	36
Total Tommy Bahama	160	162	168	166
Lilly Pulitzer full-price retail store	60	60	61	64
Johnny Was
Full-price retail store	75	76	77	77
Outlet	3	3	3	3
Total Johnny Was	78	79	80	80
Emerging Brands
Southern Tide full-price retail store	20	24	28	30
TBBC full-price retail store	4	5	5	5
Total Oxford	322	330	342	345